Kyle L. Tingle CPA, LLC
PERSONAL FINANCIAL PLANNING,
BUSINESS SERVICES & TAX PLANNING

To the Board of Directors
Friendly Auto Dealers, Inc.

We hereby consent to the incorporation by reference from the Annual Report on Form 10-K for the year ended December 31, 2010 of Friendly Auto Dealers, Inc., of our report dated April 13, 2010 with respect to the balance sheet as of December 31, 2009, and the related statements of operations, stockholders' equity and cash flows for the year then ended, including inception cumulative data prospectively from August 6, 2007 (date of inception) through December 31, 2009, relating to the financial statements, which appears in this Form 10-K.

Kyle L. Tingle, CPA, LLC

Kyle L. Tingle, CPA, LLC
Las Vegas, Nevada
March 29, 2011

3145 E. Warm Springs Road • Suite 200 • Las Vegas, Nevada 89120 • PHONE: (702) 450-2200 • FAX: (702) 436-4218
E-MAIL: ktingle@kyletinglecpa.com